As filed with the Securities and Exchange Commission on November 19, 2003

Registration No. 333-106384

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

Form S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

HANOVER COMPRESSOR COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

76-0625124

(IRS Employer Identification Number)

12001 N. Houston Rosslyn Road

Houston, Texas 77086

(281) 447-8787

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrants’ Principal Executive Offices)

Mark S. Berg

Senior Vice President and General Counsel

Hanover Compressor Company

12001 N. Houston Rosslyn

Houston, Texas 77086

(281) 447-8787

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public:  After the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The expenses of this offering (all of which are to be paid by the registrant) are estimated to be as follows:

Securities and Exchange Commission registration fee	$21,246
Legal fees and expenses	150,000
Accounting fees and expenses	150,000
Trustee fees and expenses	15,000
Printing expenses	50,000
Miscellaneous	30,000

Total	$416,246

Item 15.    Indemnification of Directors and Officers

We are empowered by Section 145 of the Delaware General Corporation Law (the “DGCL”), subject to the procedures and limitations stated therein, to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another corporation or other enterprise, against reasonable expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually incurred by him in connection with such action, suit or proceeding, if such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. We are required by Section 145 to indemnify any person against reasonable expenses (including attorneys’ fees) actually incurred by him in connection with an action, suit or proceeding in which he is a party because he is or was a director, officer, employee or agent of the company or is or was serving at the request of the company as a director, officer, employee or agent of another corporation or other enterprise, if he has been successful, on the merits or otherwise, in the defense of the action, suit or proceeding. Section 145 also allows a corporation to purchase and maintain insurance on behalf of any such person against any liability asserted against him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 145. In addition, Section 145 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

Article Eight of our charter provides that we shall indemnify and hold harmless all of our officers and directors and advance expenses reasonably incurred by such officers and directors in defending any civil, criminal, administrative or investigative action, suit or proceeding, in accordance with and to the fullest extent permitted by Section 145 of the DGCL. We maintain directors and officers insurance covering them for certain liabilities, including liabilities under the securities laws.

Item 16.    Exhibits

**1.1	—Form of Underwriting Agreement.

3.1

—Certificate of Incorporation of the Hanover Compressor Holding Co., as amended (incorporated by reference to Exhibit 3.1 to Hanover Compressor Company’s (the “Company”) Current Report on Form 8-K filed with the SEC on February 5, 2001).

3.2

—Certificate of Amendment of Certificate of Incorporation of Hanover Compressor Holding Co., dated December 8, 1999 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2001).

3.3

—Certificate of Amendment of Certificate of Incorporation of Hanover Compressor Holding Co., dated July 11, 2002 (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2001).

3.4

—Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC on April 15, 2003).

*4.1	—Indenture dated as of May 14, 2003 between the Company and Wachovia Bank, National Association.

*4.2	—Form of the note (included as Exhibit A to Exhibit 4.1).

*5.1	—Opinion of Vinson & Elkins L.L.P.

*12.1	—Computation of Ratio of Earnings to Fixed Charges.

**23.1	—Consent of PricewaterhouseCoopers LLP.

*23.2	—Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

*24.1	—Powers of Attorney (included on the signature page of the initial filing of this Registration Statement).

*25.1	—Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Trustee under the Indenture.

*	Previously filed.
**	Filed herewith.

Item 17.    Undertakings

(a)    The undersigned registrants hereby undertake:

(1)    To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of such registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of either of the registrants pursuant to the foregoing provisions or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either of the registrants of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Signatures of Hanover Compressor Company

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 19th day of November, 2003.

HANOVER COMPRESSOR COMPANY

By:	/s/ John E. Jackson

John E. Jackson
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 19th day of November, 2003.

Signature	Title

* Chad C. Deaton	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ JOHN E. JACKSON John E. Jackson	Chief Financial Officer (Principal Financial and Accounting Officer)

* Victor E. Grijalva	Director

* Ted Collins, Jr.	Director

* Robert R. Furgason	Director

* Melvyn N. Klein	Director

* Alvin V. Shoemaker	Director

* I. Jon Brumley	Director

/s/ Gordon T. Hall	Director

*By:	/s/ JOHN E. JACKSON

John E. Jackson Attorney in Fact

INDEX TO EXHIBITS

**1.1	—Form of Underwriting Agreement.

3.1

—Certificate of Incorporation of the Hanover Compressor Holding Co., as amended (incorporated by reference to Exhibit 3.1 to Hanover Compressor Company’s (the “Company”) Current Report on Form 8-K filed with the SEC on February 5, 2001).

3.2

—Certificate of Amendment of Certificate of Incorporation of Hanover Compressor Holding Co., dated December 8, 1999 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2001).

3.3

—Certificate of Amendment of Certificate of Incorporation of Hanover Compressor Holding Co., dated July 11, 2002 (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2001).

3.4

—Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC on April 15, 2003).

*4.1	—Indenture dated as of May 14, 2003 between the Company and Wachovia Bank, National Association.

*4.2	—Form of the note (included as Exhibit A to Exhibit 4.1).

*5.1	—Opinion of Vinson & Elkins L.L.P.

*12.1	—Computation of Ratio of Earnings to Fixed Charges.

**23.1	—Consent of PricewaterhouseCoopers LLP.

*23.2	—Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

*24.1	—Powers of Attorney (included on the signature page of the initial filing of this Registration Statement).

*25.1	—Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Trustee under the Indenture.

*	Previously filed.
**	Filed herewith.